Exhibit 99.1

Kelly Completes Acquisition of Motion Recruitment Partners, LLC

•Transformational acquisition expected to accelerate EBITDA margin expansion
•MRP to continue delivering services through existing operating companies and brands
•Kelly management to host live webcast on June 18 to provide more details about the rationale for the acquisition and insights into MRP’s financial profile

TROY, Mich., (June 3, 2024) – Kelly (Nasdaq: KELYA, KELYB) (“the Company”), a leading global specialty talent solutions provider, today announced it has completed the acquisition of Motion Recruitment Partners, LLC (“MRP”), from Littlejohn & Co., LLC (“Littlejohn”), a private investment firm based in Greenwich, Connecticut. Kelly previously announced on May 3, 2024, that it had entered into a definitive agreement to acquire MRP from Littlejohn.

The acquisition of MRP strengthens the scale and capabilities of Kelly’s staffing and consulting solutions across technology, telecommunications, and government specialties in North America, and recruitment process outsourcing (RPO) solutions globally. With a margin profile commensurate with a highly specialized technology talent solutions provider, MRP fits exceptionally well with Kelly's strategy to enhance the revenue growth potential of the company and drive continued EBITDA margin expansion.

“Today marks a transformational step forward on our journey to sharpen Kelly’s focus on higher-margin, higher-growth specialty outcome-based and staffing services in North America, and global RPO and MSP solutions,” said Peter Quigley, president and chief executive officer, Kelly. “I’m excited to welcome MRP to the Kelly team and look forward to the significant growth and value creation we will deliver together.”

“MRP’s capabilities are excellent complements to Kelly SET as we continue our journey to become a leading technology staffing and consulting solutions provider in North America,” said Hugo Malan, president, Kelly SET. “They bring extensive expertise in enterprise technology staffing, as well as robust telecommunications and government specialties that align exceptionally well with our strong offerings in these segments.”

“Sevenstep’s RPO and MSP offerings align exceptionally well with KellyOCG and we believe the combined entities create a powerful story to bring to the market,” said Tammy Browning, president, KellyOCG. “We look forward to authoring this story together with the Sevenstep team and unlocking new opportunities for growth over the long term.”

Kelly acquired MRP for a purchase price of $425 million. Additional cash consideration of up to $60 million may be due in the second quarter of 2025 if certain conditions are satisfied during an earn-out period ending on March 31, 2025. The earn-out payment is based on a multiple of gross profit in excess of an agreed-upon amount during the earn-out period. The Company funded the transaction through debt and available capital, including the rapid redeployment of more than $100 million from the sale of Kelly’s European staffing operations in January 2024.

Kelly will host a live webcast of a conference call with financial analysts on June 18, 2024, at 9 a.m. ET. to provide more details about the acquisition of MRP. Quigley and Olivier Thirot, executive vice president and chief financial officer, will present the rationale for the acquisition and insights into MRP’s financial profile, including recent revenue, gross margin, and net margin trends. Following the presentation, Quigley and Thirot will address questions from financial analysts. The live webcast will be accessible on the Investor Relations section of Kelly’s public website. A recording of the webcast will be available after 1:30 p.m. ET on June 18, 2024.

About Kelly®

Kelly Services, Inc. (Nasdaq: KELYA, KELYB) helps companies recruit and manage skilled workers and helps job seekers find great work. Since inventing the staffing industry in 1946, we have become experts in the many industries and local and global markets we serve. With a network of suppliers and partners around the world, we connect more than 500,000 people with work every year. Our suite of outsourcing and consulting services ensures companies have the people they need, when and where they are needed most. Headquartered in Troy, Michigan, we empower businesses and individuals to access limitless opportunities in industries such as science, engineering, technology, education, manufacturing, retail, finance, and energy. Revenue in 2023 was $4.8 billion. Learn more at kellyservices.com.

About Motion Recruitment Partners, LLC

Established in 1989 and headquartered in Boston, Massachusetts, Motion Recruitment Partners, LLC, is parent company to a group of leading global talent solution providers to include Motion Recruitment (IT Staffing & Managed Solutions), Motion Consulting Group (IT Consulting), Motion Telco (IT & Telecom Solutions), Tech in Motion (Tech Networking & Events program), TG Federal (Government IT Subcontracting), and Sevenstep® (RPO, MSP & TA Advisory/Consulting). Learn more at www.motionrecruitment.com, www.sevensteptalent.com, and www.tgfederal.com.

About Littlejohn & Co., LLC

Littlejohn & Co., LLC, is a Greenwich, Connecticut-based investment firm focused on private equity and debt investments primarily in growing middle-market industrial and services companies that can benefit from Littlejohn’s 25+ years of operational and sector expertise. With approximately $8 billion in regulatory assets under management, the firm seeks to build sustainable success for its portfolio companies through a disciplined approach to engineering change. For more information about Littlejohn, visit www.littlejohnllc.com.

Forward-Looking Statements

This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about Kelly’s financial expectations, are forward-looking statements. Factors that could cause actual results to differ materially from those contained in this release include, but are not limited to, (i) changing market and economic conditions, (ii) disruption in the labor market and weakened demand for human capital resulting from technological advances, loss of large corporate customers and government contractor requirements, (iii) the impact of laws and regulations (including federal, state and international tax laws), (iv) unexpected changes in claim trends on workers’ compensation, unemployment, disability and medical benefit plans, (v) litigation and other legal liabilities (including tax liabilities) in excess of our estimates, (vi) our ability to achieve our business’s anticipated growth strategies, (vi) our future business development, results of operations and financial condition, (vii) damage to our brands, (viii) dependency on third parties for the execution of critical functions, (ix) conducting business in foreign countries, including foreign currency fluctuations, (x) availability of temporary workers with appropriate skills required by customers, (xi) cyberattacks or other breaches of network or information technology security, and (xii) other risks, uncertainties and factors discussed in this release and in the Company’s filings with the Securities and Exchange Commission. In some cases, forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “target,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. All information provided in this press release is as of the date of this press release and we undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

KLYA-FIN

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ANALYST CONTACT:	MEDIA CONTACT:
Scott Thomas	Christian Taske
(248) 251-7264	(248) 561-8823
scott.thomas@kellyservices.com	christian.taske@kellyservices.com